                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:    August 31, 1999 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                             Cobalt Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   19074R 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                              Page 1 of 13 pages

----------------------------                            ----------------------
  CUSIP NO. 19074R 10 1               13G
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

      TechFund Capital, L.P.
      77-0458319
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZEN OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            1,027,149 shares

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             1,027,149 shares

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,027,149 shares
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                              Page 2 of 13 pages

----------------------------                            ----------------------
  CUSIP NO. 19074R 10 1               13G
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

      TechFund Capital II, L.P.
      77-0498319
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (c) [_]
                                                                (d) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZEN OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            49,661 shares

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             49,661 shares

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      49,661 shares
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                              Page 3 of 13 pages

----------------------------                            ----------------------
  CUSIP NO. 19074R 10 1               13G
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

      TechFund Capital Management, L.L.C.
      77-0458461
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (e) [_]
                                                                (f) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZEN OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            96,321 shares

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,027,149 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             96,321 shares

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,027,149 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,123,470 shares
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
------------------------------------------------------------------------------

                              Page 4 of 13 pages

----------------------------                            ----------------------
  CUSIP NO. 19074R 10 1               13G
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

      TechFund Capital Management II, L.L.C.
      77-0498320
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (g) [_]
                                                                (h) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZEN OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            9,932 shares

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          49,661 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             9,932 shares

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          49,661 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      59,593 shares
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
------------------------------------------------------------------------------

                              Page 5 of 13 pages

----------------------------                            ----------------------
  CUSIP NO. 19074R 10 1               13G
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON

      Techfarm II, L.P.
      77-0457778
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (i) [_]
                                                                (j) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZEN OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            1,147,500 shares

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             1,147,500 shares

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 shares
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,147,500 shares
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                              Page 6 of 13 pages

--------------------------                          --------------------------
  CUSIP No. 19074R 10 1               13G
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gordon A. Campbell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (k) [_]
                                                                (l) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            181,303 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,330,563 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             181,303 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,330,563 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,511,866 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                              Page 7 of 13 pages

--------------------------                          --------------------------
  CUSIP No. 19074R 10 1               13G
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Techfarm Management, Inc.
      77-0364615
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (m) [_]
                                                                (n) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,147,500 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,147,500 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,147,500 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                              Page 8 of 13 pages

ITEM 1.

     (a)     NAME OF ISSUER:

                    Cobalt Networks, Inc.

     (b)     ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

                    555 Ellis Street
                    Mountain View, CA 94043

ITEM 2.

     (a)     NAME OF PERSON FILING:

               (1)  TechFund Capital, L.P.
               (2)  TechFund Capital II, L.P.
               (3)  TechFund Capital Management, L.L.C
               (4)  TechFund Capital Management II, L.L.C.
               (5)  Techfarm II, L.P.
               (6)  Gordon A. Campbell
               (7)  Techfarm Management, Inc.

     (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    200 West Evelyn Avenue, Suite 100
                    Mountain View, CA 94041

     (c)     CITIZENSHIP:

               (1)  TechFund Capital, L.P.:                  California, U.S.A.
               (2)  TechFund Capital II, L.P.:               California, U.S.A.
               (3)  TechFund Capital Management, L.L.C.:     California, U.S.A.
               (4)  TechFund Capital Management II, L.L.C.:  California, U.S.A.
               (5)  Techfarm II, L.P.:                       California, U.S.A.
               (6)  Gordon A. Campbell:                      U.S.A.
               (7)  Techfarm Management, Inc.:               California, U.S.A.

     (d)     TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.001 par value

     (e)     CUSIP NUMBER:

                    19074R 10 1


ITEM 3.      Not applicable.

                              Page 9 of 13 pages

ITEM 4.

     (a)     AMOUNT BENEFICIALLY OWNED:

             (1) TechFund Capital, L.P beneficially owns 1,027,149 shares of the Issuer's Common Stock. TechFund Capital, L.P. has no rights to acquire additional shares through the exercise of options or otherwise.

             (2) TechFund Capital II, L.P. beneficially owns 49,661 shares of the Issuer's Common Stock. TechFund Capital II, L.P. has no rights to acquire additional shares through the exercise of options or otherwise.

             (3) TechFund Capital Management, L.L.C. beneficially owns 96,321 shares of the Issuer's Common Stock. TechFund Capital Management, L.L.C. is also the Managing Member of TechFund Capital, L.P. Therefore, TechFund Capital Management, L.L.C. may be deemed to beneficially own an aggregate of 1,027,149 shares of the Issuer's Common Stock. TechFund Capital Management, LLC has no rights to acquire additional shares through the exercise of options or otherwise.

             (4) TechFund Capital Management II, L.L.C. beneficially owns 9,932 shares of the Issuer's Common Stock. TechFund Capital Management II, L.L.C. is also the Managing Member of TechFund Capital II, L.P. Therefore, TechFund Capital Management II, L.L.C. may be deemed to beneficially own an aggregate of 49,661 shares of the Issuer's Common Stock. TechFund Capital Management II, L.P. has no rights to acquire additional shares through the exercise of options or otherwise.

             (5) Techfarm II, L.P. beneficially owns 1,147,500 shares of the Issuer's Common Stock. Techfarm II, L.P. has no rights to acquire additional shares through the exercise of options or otherwise.

             (6) Gordon A. Campbell beneficially owns 116,303 shares of the Issuer's Common Stock and options to purchase 65,000 shares of Common Stock which are exercisable within 60 days of December 31, 1999. Mr. Campbell is the President of Techfarm Management, Inc. (dba Techfarm, Inc.), the General Partner of Techfarm II, L.P. Mr. Campbell is also a Managing Member of TechFund Capital Management, L.L.C. and TechFund Capital Management II, L.L.C. As a result, Mr. Campbell may be deemed to beneficially own an aggregate of 2,330,563 shares of the Issuer's Common Stock beneficially owned by TechFund Capital Management, L.L.C., TechFund Capital Management II, L.L.C. and TechFarm II, L.P. (the "Funds"). Mr. Campbell, however, disclaims beneficial ownership of the shares held by the Funds.

             (7) Techfarm Management, Inc. is the General Partner of TechFarm II, L.P. and therefore may be deemed to beneficially own 1,147,500 shares of the Issuer's Common Stock. Techfarm Management, Inc. has no rights to acquire additional shares through the exercise of options or otherwise.

     (b)     PERCENT OF CLASS:

             (1)    TechFund Capital, L.P.                   3.7%
             (2)    TechFund Capital II, L.P.                0.2%
             (3)    TechFund Capital Management, L.L.C.      4.0%
             (4)    TechFund Capital Management II, L.L.C.   0.2%
             (5)    Techfarm II, L.P.                        4.1%
             (6)    Gordon A. Campbell                       9.0%
             (7)    Techfarm Management, Inc.                4.1%

                             Page 10 of 13 pages

             The foregoing percentages are calculated based on an aggregate of 28,048,052 shares of Common Stock outstanding for the fiscal quarter ended October 1, 1999 and sold in the offering registered therein on a proforma basis in the Registration Statement on Form S-1 of Cobalt Networks, Inc. declared effective by the Securities and Exchange Commission on November 4, 1999.

     (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)    Sole power to vote or to direct the vote:

                    (1)  TechFund Capital, L.P.                1,027,149 shares
                    (2)  TechFund Capital II, L.P.                49,661 shares
                    (3)  TechFund Capital Management, L.L.C.      96,321 shares
                    (4)  TechFund Capital Management II, L.L.C.    9,932 shares
                    (5)  Techfarm II, L.P.                     1,147,500 shares
                    (6)  Gordon A. Campbell                      181,303 shares
                    (7)  Techfarm Management, Inc.                     0 shares

             (ii)   Shared power to vote or to direct the vote:

                    (1)  TechFund Capital, L.P.                        0 shares
                    (2)  TechFund Capital II, L.P.                     0 shares
                    (3)  TechFund Capital Management, L.L.C.   1,027,149 shares
                    (4)  TechFund Capital Management II, L.L.C.   49,661 shares
                    (5)  Techfarm II, L.P.                             0 shares
                    (6)  Gordon A. Campbell                    2,330,563 shares
                    (7)  Techfarm Management, Inc.             1,147,500 shares

             (iii)  Sole power to dispose or direct the disposition of:

                    (1)  TechFund Capital, L.P.                1,027,149 shares
                    (2)  TechFund Capital II, L.P.                49,661 shares
                    (3)  TechFund Capital Management, L.L.C.      96,321 shares
                    (4)  TechFund Capital Management II, L.L.C.    9,932 shares
                    (5)  Techfarm II, L.P.                     1,147,500 shares
                    (6)  Gordon A. Campbell                      181,303 shares
                    (7)  Techfarm Management, Inc.                     0 shares

             (iv)   Shared power to dispose or direct the disposition of:

                    (1)  TechFund Capital, L.P.                        0 shares
                    (2)  TechFund Capital II, L.P.                     0 shares
                    (3)  TechFund Capital Management, L.L.C.   1,027,149 shares
                    (4)  TechFund Capital Management II, L.L.C.   49,661 shares
                    (5)  Techfarm II, L.P.                             0 shares
                    (6)  Gordon A. Campbell                    2,330,563 shares
                    (7)  Techfarm Management, Inc.             1,147,500 shares

ITEM 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

                              Page 11 of 13 pages

ITEM 6.      Not applicable.

ITEM 7.      Not applicable.

ITEM 8.      Not applicable.

ITEM 9.      Not applicable.

ITEM 10. Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 12 of 13 pages

                                  SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000             TECHFUND CAPITAL, L.P.
                                    By its General Partner,
                                       TechFund Capital Management, L.L.C.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, President

                                    TECHFUND CAPITAL II, L.P.
                                    By its General Partner,
                                       TechFund Capital Management II, L.L.C.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, Managing Member

                                    TECHFUND CAPITAL MANAGEMENT, L.L.C.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, Managing Member

                                    TECHFUND CAPITAL MANAGEMENT II, L.L.C.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, Managing Member

                                    TECHFARM II, L.P.
                                    By its General Partner,
                                       Techfarm Management, Inc.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, President


                                    TECHFARM MANAGEMENT, INC.


                                    By:  /s/ Gordon A. Campbell
                                         ---------------------------------------
                                         Gordon A. Campbell, President


                                         /s/ Gordon A. Campbell
                                    --------------------------------------------
                                    GORDON A. CAMPBELL

                              Page 13 of 13 pages